CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement on Form F-3 of our report, dated March 31, 2025 relating to the consolidated financial statements of BioHarvest Sciences Inc., appearing in the company's annual report on Form 40-F for the year ended December 31, 2024, Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Ziv Haft
Ziv Haft Certified Public Accountants (Isr.) BDO Member Firm

Tel-Aviv, Israel

August 28, 2025